Exhibit 99.1

For Immediate Release: April 17, 2008

Bridge Capital Holdings Reports Financial Results
For the First Quarter Ended March 31, 2008

Management to Host Conference Call and Webcast on April 18 at 9:00 a.m. Eastern Time

San Jose, CA – April 17, 2008 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the best performing full-service business banks in California and the Nation, announced today its financial results for the first quarter ended March 31, 2008.

The Company reported net income of $1.5 million, or $0.22 per diluted share, for the three months ended March 31, 2008. This represented a decrease of $922,000, or 38%, compared to net income of $2.4 million, or $0.35 per diluted share, in the same period one year ago.

First Quarter Highlights

•	Net income of $1.5 million for the first quarter of 2008 represented a decrease of $922,000 or 38% compared to $2.4 million for the first quarter of 2007.

•	Provision for credit losses of $2.4 million for the first quarter of 2008 represented an increase of $2.2 million compared to the first quarter of 2007.

•	Growth in average earning assets produced an increase in net interest income of $1.0 million, or 10%, compared to the same period one year earlier.

•	Net interest margin for the first quarter of 2008 remained strong at 6.59% and compares with 6.96% in the first quarter of 2007.

•	Non-interest income increased $377,000, or 29%, to $1.7 million in the first quarter of 2008 from $1.3 million in the first quarter of 2007 primarily due to increased international fee income.

•	The Company continues to be “well-capitalized” as total risk-based capital increased to 11.72%.

”The results for the quarter ended March 31, 2008 are disappointing due to a loss provision related to one specific real estate credit, which masks some very positive achievements in other segments of our business,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. “Our commercial and technology industries lines continue to benefit from the relative health of the Silicon Valley economy. We continue to believe that our primary focus on business banking, our diversified business lines, and our determination to manage risk exposure will produce relatively better results than the banking industry as a whole.”

Net Interest Income and Margin

Net interest income of $12.0 million for the quarter ended March 31, 2008 represented an increase of approximately $1.0 million, or 10%, over $11.0 million reported for the same quarter one year earlier and was primarily attributed to growth in average earning assets of $96.2 million, or 15%, compared to the same quarter in 2007. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 97.63% during the quarter ended March 31, 2008, which represented an increase compared to an average of 89.23% for the same quarter of 2007 as a result of faster loan growth relative to deposit funding.

Changes in short-term interest rates also impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates. As such, the nature of the Company’s balance sheet is that, over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities. The Company’s prime rate averaged 6.23% in the quarter ended March 31, 2008 compared to 8.25% in the same period one year earlier.

The Company’s net interest margin for the quarter ended March 31, 2008 was 6.59% compared to 6.96% for the same period one year earlier primarily as a result of the decrease in short term interest rates offset, in part, by an increase in loan related fees and income from interest rate swaps. During the quarter ended March 31, 2008, the Company recognized $400,000 as a success fee resulting from the completion of a capital raising event of a loan client. In addition, the net settlement from interest rate swaps contributed $340,000 to support net interest income in the quarter ended March 31, 2008 compared to a loss of $98,000 for the quarter ended March 31, 2007.

“The results for the quarter ended March 31, 2008 were achieved in the face of significant headwinds caused by increased credit costs and a 200 basis point decline in short-term interest rates,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. “Hedging strategies put in place last year and increased leverage from a higher loan to deposit ratio enabled us to maintain net interest margin at 6.59%. As a result of this strong net interest margin and a $25 million increase in earning assets compared to the preceding quarter, total revenue was equal to the fourth quarter of 2007 and up 12% compared to the same quarter last year. We believe these results reflect continued progress in our core business.”

Non-Interest Income

The Company’s non-interest income for the quarter ended March 31, 2008 was $1.7 million compared to $1.3 million for the same period one year ago. The increase in non- interest income is primarily the result of increased international fee income. For the quarter ended March 31, 2008 international fee income was $378,000 compared to $78,000 for the quarter ended March 31, 2007. Additionally, included in non-interest income for the quarter ended March 31, 2008 was a hedge accounting adjustment of $279,000 pertaining to the Company’s interest rate swap and $82,000 from the sale of commercial real estate loans. The increase in non-interest income for the first quarter of 2008 was offset, in part, by a lower volume of SBA loan sales. During the quarter ended March 31, 2008, the Company sold SBA loans totaling $8.6 million compared to $23.5 million for the same period in 2007.

Net interest income and non-interest income comprised total revenue of $13.7 million for the three months ended March 31, 2008 compared to $12.2 million for the same period one year earlier, representing an increase of $1.5 million, or 12%.

Non-Interest Expense

Non-interest expense was $8.7 million for the quarter ended March 31, 2008 compared to $7.9 million for the same period in 2007. The increase in non-interest expense was primarily due to an increase in salary and benefits expense associated with the Company’s expansion. Salary and benefits expense for the quarter ended March 31, 2008 was $5.7 million, an increase of $650,000 over $5.0 million in the same period of 2007. As of March 31, 2008 the Company employed 172 full-time equivalents (FTE) compared to 142 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 63.75% for the quarter ended March 31, 2008 compared to 64.14% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2008 of $785.0 million, compared to $731.1 million at March 31, 2007, representing growth of $53.9 million, or 7%.

The Company reported total gross loans outstanding at March 31, 2008 of $671.3 million, which represented an increase of $96.2 million, or 17%, over $575.1 million as of March 31, 2007.

The Company’s total deposits were $689.2 million as of March 31, 2008, compared to total deposits of $653.4 million as of March 31, 2007. The increase in deposits represented growth of $35.8 million, or 6%, compared to March 31, 2007.

For the quarter ended March 31, 2008, the Company’s return on average assets and return on average equity were 0.79% and 9.07%, respectively, and compared to 1.44% and 19.52%, respectively, for the same period in 2007. Return on average equity for the first quarter of 2008 was reduced, in part, by the impact of appreciation in the value of interest rate swaps of approximately $6.7 million which increased average other comprehensive income by approximately $2.7 million.

Credit Quality

The allowance for loan losses was $11.0 million, or 1.64% of total loans, at March 31, 2008, compared to $8.6 million, or 1.32% of total loans, at December 31, 2007. The provision for credit losses for the three months ended March 31, 2008 was $2.4 million compared to $200,000 for the same period in 2007.

At March 31, 2008 nonperforming assets totaled $15.9 million, or 2.03% of total assets, compared to $5.3 million, or 0.69% of total assets, on December 31, 2007. The nonperforming assets at March 31, 2008 consisted of seven lending relationships totaling $15.6 million that were on non-accrual status and determined to be impaired based upon the criteria set forth in SFAS No. 114, and two commercial properties valued at $348,000 that were categorized as “other real estate owned”.

Included in the non-performing loans were two lending relationships totaling $11.2 million at March 31, 2008 that were collateralized by undeveloped land. The largest of the relationships, representing $7.5 million, represents two loans secured by lots for luxury single family construction in Monterey County. The second relationship is a land development loan for $3.7 million in Fresno County. These loans had an indicated potential loss exposure of approximately $1.4 million and an impairment reserve was included in the allowance for loan losses.

Also included in the non-performing loans was a construction loan totaling $2.6 million as of March 31, 2008. The loan is secured by three completed luxury homes in the hills of the East Bay region of the San Francisco Bay area. This loan had an indicated potential loss exposure of approximately $540,000 and an impairment reserve was included in the allowance for loan losses. The two other significant non-performing loans were SBA loans totaling $1.5 million at March 31, 2008. These loans had an indicated potential loss exposure of approximately $73,000 and an impairment reserve was included in the allowance for loan losses.

The Company had one loan totaling $1.1 million at March 31, 2008 that was performing but determined to be impaired based upon the criteria set forth in SFAS No. 114. This loan was adequately collateralized by commercial real estate. As such, no specific reserve was required for this loan.

Although there has been an increase in impaired loans, the Company had no loan charge-off activity for the three months ended March 31, 2008 and 2007. The Company recognized no loan recoveries for the three months ended March 31, 2008 and $4,000 for the same period on year earlier.

Capital Adequacy

At March 31, 2008, shareholders’ equity in the Company totaled $68.9 million, which included approximately $3.9 million in other comprehensive income as the result of increased value of interest rate swaps and the Bank’s investment portfolio. Shareholder’s equity at March 31, 2008 compared to $52.5 million on the same date one year earlier. As a result, the Company’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 11.72%, 10.47%, and 10.52%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

Conference Call and Webcast

Management will host a conference call tomorrow, April 18, 2008 at 9:00 a.m. Eastern time/6:00 a.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.762.9441 from the U.S., or 480.629.9041 from outside the U.S.. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 303.590.3030 from the U.S., or 800.406.7325 from outside the U.S., and entering reservation code 3870952. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Bank, the banking industry and general economic conditions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.

These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) future credit loss experience; (8) the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; (9) civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; and (10) the involvement of the United States in war or other hostilities.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities Exchange Commission.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended
	03/31/08	12/31/07	03/31/07

INTEREST INCOME
Loans	$15,227	$15,806	$14,184
Federal funds sold	177	233	524
Investment securities available for sale	617	765	670
Total interest income	16,021	16,804	15,378

INTEREST EXPENSE
Deposits:
Interest-bearing demand	4	7	13
Money market and savings	2,581	3,174	2,997
Certificates of deposit	1,088	974	1,156
Other	315	274	260
Total interest expense	3,988	4,429	4,426

Net interest income	12,033	12,375	10,952
Provision for credit losses	2,370	600	200
Net interest income after provision for credit losses	9,663	11,775	10,752

NON-INTEREST INCOME
Service charges on deposit accounts	229	173	152
Gain on sale of SBA loans	283	580	731
Other non-interest income	1,159	618	411
Total non-interest income	1,671	1,371	1,294

OPERATING EXPENSES
Salaries and benefits	5,650	5,194	5,001
Premises and fixed assets	1,105	1,189	949
Other	1,981	2,200	1,904
Total operating expenses	8,736	8,583	7,854

Income before income taxes	2,598	4,563	4,192
Income taxes	1,076	1,876	1,748

NET INCOME	$1,522	$2,687	$2,444

EARNINGS PER SHARE
Basic earnings per share	$0.24	$0.42	$0.38
Diluted earnings per share	$0.22	$0.39	$0.35
Average common shares outstanding	6,434,900	6,410,099	6,330,610
Average common and equivalent shares outstanding	6,954,014	6,945,475	6,882,435

PERFORMANCE MEASURES
Return on average assets	0.79%	1.42%	1.44%
Return on average equity	9.07%	17.12%	19.52%
Efficiency ratio	63.75%	62.44%	64.14%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	03/31/08	12/31/07	09/30/07	06/30/07	03/31/07

ASSETS
Cash and due from banks	$25,138	$27,440	$19,076	$21,274	$21,673
Federal funds sold	16,880	13,395	70,155	39,790	60,620
Investment securities available for sale	46,823	55,482	66,071	73,362	53,920
Loans:
Commercial	271,390	272,660	264,360	258,978	213,436
SBA	61,472	56,945	63,205	56,176	60,871
Real estate construction	85,522	85,378	83,030	104,652	116,282
Real estate other	188,917	171,042	144,438	134,299	123,853
Factoring and asset-based lending	53,108	57,662	43,942	42,683	51,904
Other	10,898	9,042	12,231	9,341	8,794
Loans, gross	671,307	652,729	611,206	606,129	575,140
Unearned fee income	(1,664)	(1,856)	(1,616)	(1,483)	(1,586)
Allowance for credit losses	(10,978)	(8,608)	(8,003)	(7,590)	(7,533)
Loans, net	658,665	642,265	601,587	597,056	566,021
Premises and equipment, net	5,045	5,005	4,618	4,966	4,050
Accrued interest receivable	4,074	4,400	4,748	4,608	4,212
Other assets	28,381	26,845	23,622	22,741	20,626
Total assets	$785,006	$774,832	$789,877	$763,797	$731,122

LIABILITIES
Deposits:
Demand noninterest-bearing	$200,567	$198,641	$201,133	$218,651	$195,965
Demand interest-bearing	4,587	5,350	4,271	4,563	9,611
Money market and savings	386,369	372,923	418,503	372,470	352,975
Time	97,719	94,442	78,943	85,442	94,847
Total deposits	689,242	671,356	702,850	681,126	653,398

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	10,000	-	-	-
Accrued interest payable	190	210	298	276	289
Other liabilities	9,176	10,655	9,187	9,882	7,449
Total liabilities	716,135	709,748	729,862	708,811	678,663

SHAREHOLDERS' EQUITY
Common stock	38,040	37,697	36,888	36,466	35,954
Retained earnings	26,931	25,409	22,722	19,970	16,987
Accumulated other comprehensive (loss)	3,900	1,978	405	(1,450)	(482)
Total shareholders' equity	68,871	65,084	60,015	54,986	52,459
Total liabilities and shareholders' equity	$785,006	$774,832	$789,877	$763,797	$731,122

CAPITAL ADEQUACY
Tier I leverage ratio	10.52%	10.66%	10.20%	10.13%	10.15%
Tier I risk-based capital ratio	10.47%	10.54%	10.68%	10.48%	10.55%
Total risk-based capital ratio	11.72%	11.67%	11.80%	11.56%	11.69%
Total equity/ total assets	8.77%	8.40%	7.60%	7.20%	7.18%
Book value per share	$10.58	$10.04	$9.32	$8.61	$8.21

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)
	Three months ended March 31,
	2008			2007
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$660,083	9.28%	$15,227	$544,357	10.57%	$14,184
Federal funds sold	24,181	2.94%	177	40,536	5.24%	524
Investment securities	49,908	4.97%	617	53,122	5.12%	670
Total interest earning assets	734,172	8.78%	16,021	638,015	9.78%	15,378

Noninterest-earning assets:
Cash and due from banks	18,496			30,872
All other assets (3)	25,653			19,228
TOTAL	$778,320			$688,115

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,954	0.32%	$4	$5,517	0.96%	$13
Money market and savings	367,923	2.82%	2,581	316,481	3.84%	2,997
Time	98,019	4.46%	1,088	98,033	4.78%	1,156
Other	23,341	5.43%	315	17,527	6.02%	260
Total interest-bearing liabilities	494,237	3.25%	3,988	437,558	4.01%	4,426

Noninterest-bearing liabilities:
Demand deposits	205,187			190,002
Accrued expenses and other liabilities	11,428			9,770
Shareholders' equity	67,468			50,785
TOTAL	$778,320			$688,115

Net interest income and margin		6.59%	$12,033		6.96%	$10,952

(1)	Loan fee amortization of $1.7 million and $1.3 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $8.9 million and $7.3 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	03/31/08	12/31/07	09/30/07	06/30/07	03/31/07

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$8,608	$8,003	$7,590	$7,533	$7,329
Provision for credit losses, quarterly	2,370	600	475	1,000	200
Charge-offs, quarterly	-	-	(312)	(943)	-
Recoveries, quarterly	-	5	250	-	4
Balance, end of period	$10,978	$8,608	$8,003	$7,590	$7,533

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$15,578	$4,914	$-	$-	$5,450
Loans restructured and in compliance with modified terms	-	-	-	-	-
Other loans with principal or interest contractually past due 90 days or more	-	-	-	-	-
Nonperforming loans	15,578	4,914	-	-	5,450
Other real estate owned	348	425	425	425	-
Nonperforming assets	$15,926	$5,339	$425	$425	$5,450

ASSET QUALITY
Allowance for credit losses / gross loans	1.64%	1.32%	1.31%	1.25%	1.31%
Allowance for credit losses / nonperforming loans	70.47%	175.17%	0.00%	0.00%	138.22%
Nonperforming assets / total assets	2.03%	0.69%	0.05%	0.06%	0.75%
Nonperforming loans / gross loans	2.32%	0.75%	0.00%	0.00%	0.95%
Net quarterly charge-offs / gross loans	0.00%	0.00%	0.01%	0.16%	0.00%